                                                                 Exhibit 3(i)(a)



                            CERTIFICATE OF AMENDMENT

                                       OF

          AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

                                       OF

                          EASYLINK SERVICES CORPORATION


                  EasyLink Services Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

                  1. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the first sentence of the first paragraph of Article V thereof in its entirety and inserting the following in lieu thereof:

                           The total number of shares of all classes of capital stock that the Corporation is authorized to issue is five hundred seventy million (570,000,000) of which five hundred million (500,000,000) shall be shares of Class A Common Stock, par value one cent ($.01) per share, and ten million (10,000,000) shall be shares of Class B Common Stock, par value one cent ($.01) per share, and sixty million (60,000,000) shall be shares of Preferred Stock, par value one cent ($.01) per share.

                  2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, EasyLink Services Corporation has caused this Certificate to be executed by its duly authorized officer, on this 5th day of June, 2001.



                                             EASYLINK SERVICES CORPORATION

                                             By: /s/ Thomas Murawski
                                                 -----------------------
                                                 Name:  Thomas Murawski
                                                 Office: Chief Executive Officer